Exhibit 3.12

Business Number E0143572006 - 9 Filed in the Office of Secretary of State State Of Nevada Filing Number 20244091212 Filed On 5/29/2024 1:48:00 PM Number of Pages 3

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1 01 : 48 : 3 8 p . m . os - 29 - 2024 1 2 1 6468441s20 29 - May - 2024 16:50 Mennedy Mccann Doc u S i g n E n ve l o pe ID : A3D2D019 - 5C 4 1 - 438C - 9 837 - DDD24185 9 DF5 6468441520 p.2 CERTIFICATE OF AMENDMENT TO DESIGNATION OF SERIES B PREFERRED STOCK OF GO GREEN GLOBAL TECHNOLOGIES CORP. Go Green Global Technologies Corp . (the " Corporation " ) , a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the " NRS " ) , hereb y certifies as follows : 1. The name of the Corporation is Go Green Global Technologies Corp . 2. This Certificate of Amendment to the Corporation ' s Certificate of Designation , of Series B Preferred Stock filed with the Secretary of State of the State of Nevada on March 19 , 2018 ( " Series B Preferred COD " ) has been approved by (a ) the Board of Directors of the Corporation and (b ) the vote of the requisite stockholders pursuant to Section 78 . 1955 (3) of the NRS . 3. Section 1 . 3 of the Series B Preferred COD is amended and restated to read in its entirety a s follows : " 1 . 3 . Liquidation Rights . U pon Liquidation (as defined below , and the rights to pa y ment upon Liquidation , ' Liquidation Rights ' ) , whether voluntary or involuntary , before an y distribution or pa y ment shall be made to the holders of an y Junior Stock (as defined below) , the holder s of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its s tockholders , after payment of or provision for the Corporation ' s debts and liabilities , an amount equal to $ 0 . 001 per share (the ' Preference Value ' ) plus all declared but unpaid dividends , for each snare of Series B Preferred Stock . After payment of the Preference Value plus all decla r ed but unpaid dividends to the holders of Series B Pr e ferred Stock, the remainin asset s of the Corporation legall y available for distribution , if an y, shall be di s tribute d ratabl y to the holders of the Corporation ' s Junior Stock . If upon an y such Liquidation the remaining a s set s of the Corporation available for distribution to its s tockholders shall be insufficient to pa y the holders of shares of Series B Preferred Stock, then the holders of Series B Preferred Stock shall share ratabl y in an y distribution of the remaining assets of the Corporation in proportion to the respecti v e amounts which would otherwi s e be pa y able in respect to the shares of Series B Preferred Stock held b y them upon such di ;; tribution if all amounts pa y able on or with respect to such shares were paid in full . ' Liquidation ' means an y liquidation, dissolution , or winding up of the Corporation . For the a v oidance of doubt , a consolidation or merg e r of the Corporation with or into an y other corporation or corporations or other entit y (other than a merger in which the Corporation i s the survi v or and the stockholder s of the Corporation prior to such merger o wn more than a majorit y of the voting securitie s of the Corporation following such merger , a transaction or a s eries of related transaction s in which the stockholders of the Corporation transfer a

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I 64684'11520 1 01 : 48 : 3 8 p . m . os - 2 9 - 2 024 1 3 1 6468441s20 29 - May - 2024 16:51 Kennedy Mccann Do cu S i g n E n ve l o pe ID : A 3 O2O01 9 - 5C 4 1 - 43 8C - 9 B37 - DDD2 4 1859DF5 p.3 majority of the voting securities of the Corporation to any person or a sale , lease , or transfer of all or substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution , or winding up of the Corporation . ' Junior Stock ' shall mean the Series A Preferred Stock , Common Stock, and such other classes or series of stock designated from time to time as having Liquidation Rights junior to those of the holders of Series B Preferred Stock . " IN WITNESS WHEREOF, Go Green Global Technologies Corp . has caused this Certificate of Amendment to Designation of Series B Preferred Stock to be signed by Dann y G . Bishop, a duly authorized officer of the Corporation, on May 2 , 2024 _ ,····DocuSlgned by : t t b=ft¥ / / ' B t , - - - y: \ _, F 98 8P'2AF504 1 0 Name : Danny G. Bishop Title: Chief Executive Officer

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